EXHIBIT 99.1


                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  William T. Berry, Jr.
Richmond, Virginia  23236                             Telephone:  (804)-560-8490

                 ESKIMO PIE SHAREHOLDERS RE-ELECT CURRENT BOARD

                    FOR IMMEDIATE RELEASE: SEPTEMBER 8, 1999

         RICHMOND, VIRGINIA (NASDAQ NNM: EPIE) - Eskimo Pie Corporation announced today that its shareholders have re-elected the current Board of Directors to serve until the 2000 Annual Meeting of Shareholders. The Board was elected at today's Annual Meeting of Shareholders over an opposition slate of nominees brought by Yogen Fruz World-Wide Incorporated, the Company's largest shareholder. Preliminary results indicate that each of the incumbent directors received at least 62% of the votes cast at today's Meeting.


         David Kewer, the Company's President and Chief Executive Officer stated that, "The Board is most appreciative of this expression of shareholder confidence in the ability of current management and the incumbent Board to maximize shareholder value."


         The Company's shareholders also ratified the selection of Ernst & Young LLP as independent auditors for the current fiscal year and adopted an amendment to the Company's Bylaws, as proposed by Yogen Fruz, which will require the Board to put into effect any resolution adopted by shareholders requiring the redemption or amendment of the Company's Shareholder Rights Plan. However, the shareholders rejected a Yogen Fruz proposal to amend the Bylaws to permit shareholders holding at least 15% of the Company's outstanding common stock to call a special meeting of shareholders.


         At the Meeting, the Board announced that it has concluded that it is in the best interests of the Company and all of its shareholders to move promptly and aggressively to pursue all strategic alternatives to maximize shareholder value, including a sale of the Company as a whole or one or more sales of the Company's strategic assets. Kewer also stated that, "The Board believes that a substantial percentage of the Company's shareholders support this strategy and that the Board would proceed to immediately execute the sales."


         Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Corporation also manufactures soft serve yogurt and premium ice cream products for sale to the commercial foodservice industry. The Company also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the brands it licenses.